Exhibit 99.6
Consent to be Named as a Director upon Consummation of the Merger
In connection with the filing by Patrick Industries, Inc. of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and in accordance with Rule 438 of the Securities Act, I hereby consent to being named in the Registration Statement and any and all amendments and supplements thereto as a person who is proposed to become a director of Patrick Industries, Inc. upon consummation of the merger (as defined in the Registration Statement). I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.
Dated: September 10, 2026

By:	/s/ John A. Sirpilla
Name:	John A. Sirpilla